[Letterhead of Sutherland Asbill & Brennan LLP]

January 26, 2004

Board of Trustees

GE Institutional Funds

3003 Summer Street

Stamford, CT 06905

RE:   GE Institutional Funds

File Nos. 333-29337, 811-08257

Gentlemen:

We consent to the reference to our firm under the heading “Fund History and Additional Information – Counsel” in the statement of additional information included in post-effective amendment No. 19 to the registration statement on Form N-1A for GE Institutional Funds (File Nos. 333-29337, 811-08257). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ David S. Goldstein
David S. Goldstein